Exhibit (i)

August 19, 2021

Ultimus Managers Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re: Ultimus Managers Trust, File Nos. 333-180308 and 811-22680

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 193 to the Registration Statement, File Nos. 333-180308 and 811-22680 (the “Registration Statement”), of Ultimus Managers Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, as amended; the Trust’s Bylaws; the Trust’s record of the various actions by the Trustees thereof; and all such agreements; certificates of public officials; certificates of officers and representatives of the Trust and others; and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof. The opinions expressed herein are limited to matters of Ohio business trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may occur hereafter.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 193 is effective for purposes of applicable federal and state securities laws, the shares of the Westwood Quality Value Fund, Westwood Total Return Fund, Westwood Quality SMidCap Fund, Westwood Quality SmallCap Fund, Westwood Income Opportunity Fund, Westwood High Income Fund, and Westwood Alternative Income Fund (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

MVW/AJD

Thompson Hine llp	41 South High Street	www.ThompsonHine.com
Attorneys at Law	Suite 1700	Phone: 614.469.3200
	Columbus, Ohio 43215-6101	Fax: 614.469.3361